EXHIBIT 10.1
EXECUTION VERSION
VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
J. MICHAEL PEARSON
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of March 21, 2011 (the “Effective Date”) by and between Valeant Pharmaceuticals International, Inc., a Canadian corporation, formerly Biovail Corporation (the “Company”), and J. Michael Pearson, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”).
RECITALS
          WHEREAS, on September 28, 2010, the Company completed the acquisition of Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”) through a wholly-owned subsidiary, pursuant to an Agreement and Plan of Merger, dated as of June 20, 2010 (the “Merger Agreement”), with Valeant surviving as a wholly-owned subsidiary of the Company (the “Merger”);
          WHEREAS, in connection with the transactions contemplated in the Merger Agreement, Executive entered into an employment agreement with the Company, dated as of June 20, 2010 (the “Existing Agreement”), under which he is currently serving as Chief Executive Officer of the Company; and
          WHEREAS, the parties wish to amend and restate the Existing Agreement to reflect, among other things, Executive serving as Chairman of the Board of Directors of the Company (the “Board”).
          Now, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.	Effective Date; Term; Effect on Other Agreements.
(a)	The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on the Effective Date and ending on February 1, 2017. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than ninety (90) days prior to the end of the Employment Term as then in effect. For the avoidance of doubt, Executive shall not be entitled to payments pursuant to Section 9 of this Agreement for Good Reason (defined below) by reason of the Company giving notice not to renew the Agreement.
(b)	As of the Effective Date, the Existing Agreement shall be superseded in its entirety by this Agreement, and the Existing Agreement shall thereupon have no further force and effect, except as otherwise provided herein.
2.	Employment. During the Employment Term:

(a)	Employment by the Company. Executive shall be employed as Chief Executive Officer of the Company and, so long as permitted by applicable law and stock exchange rules and as deemed appropriate by the Board, shall serve as Chairman of the Board (“Chairman”). At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board if requested to do so by the Company. This provision shall survive any termination of the Employment Term.
(b)	Executive shall report directly to the Board in his capacities as Chairman and Chief Executive Officer of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.
(c)	Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote reasonable attention and time to the business and affairs of the Company to the extent necessary to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Board. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.
(d)	Executive shall be subject to and shall abide by each of the personnel policies applicable and communicated in writing to senior executives, including but not limited to any policy the Company adopts restricting hedging investments in Company equity by Company executives.
3.	Annual Compensation.
(a)	Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the initial rate of $1,600,000 (the base salary as in effect from time to time is hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to Company executives. Such Base Salary shall be reviewed at least annually by the Board or by the Compensation Committee of the Board (the “Committee”), including a review to ensure its competitiveness relative to the Company’s peer group, and may be increased or decreased following such review.
(b)	Performance Bonus.
(1)	Subject to the provisions hereof and of sub-paragraph 2, below, for each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive a target annual cash bonus of 100% of the Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Base Salary, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company executives. Notwithstanding the foregoing, the annual bonuses shall be subject to shareholder approval of the Company’s 2011 incentive plan (the “2011 Incentive Plan”).
(2)	Any annual cash bonus shall be subject to performance by Executive and the Company based on performance metrics determined annually by the Committee, which may include measurable goals such as talent, succession, and/or Board process. Notwithstanding the foregoing, the annual bonus may be reduced (including to zero), in the sole discretion of the Committee, based on its assessment of Executive’s performance as Chairman.

4.	Outstanding Equity Awards.
(a)	Except to the extent modified by this Agreement, each of the equity awards relating the Company’s common shares (“Shares”) granted to Executive and outstanding immediately prior to the Effective Date (“Outstanding Equity Awards”) shall, from and after the Effective Date, otherwise remain subject to the same terms and conditions as were in effect with respect to such award immediately prior to the Effective Date, as set forth in the Existing Agreement and/or the agreements evidencing such awards.
(b)	Executive shall be subject to the following provisions with respect to the net number of Shares acquired or otherwise held by Executive, in respect of his Outstanding Equity Awards after subtracting any such Shares sold through a broker-assisted cashless exercise or withheld in payment of tax withholding obligations applicable to the exercise or settlement of such awards (“Net Shares”):
(1)	Option and 2009 Option. Executive shall not be permitted to surrender Shares to the Company as payment for the exercise price of the Option or the 2009 Option (each as defined below). Executive may satisfy any tax withholding obligation with respect to the Option and the 2009 Option by having Shares withheld by the Company that would otherwise be issued upon exercise of the Option and 2009 Option. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of the Net Shares acquired upon exercise of the Option or the 2009 Option until February 1, 2017, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;
(2)	Performance Share Units. Executive may satisfy any tax withholding obligation with respect to the Performance Share Units (as defined below) by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Performance Share Units or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Performance Share Units until February 1, 2017, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;
(3)	Matching Share Units, Annual Bonus Share Units and 2008 RSU Grant. Executive may satisfy any tax withholding obligation with respect to the Matching Units, Annual Bonus Share Units and 2008 RSU Grant (each as defined below) by having Shares withheld by the Company that would otherwise be distributed upon settlement of such awards or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Matching Share Units, Annual Bonus Share Units and 2008 RSU Grant until February 1, 2017, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;
(4)	Long-Term Performance Units. Executive may satisfy any tax withholding obligation with respect to the Long-Term Performance Units (as defined below) by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Long-Term Performance Units or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Long-Term Performance Units until February 1, 2017, or, if sooner: (A) upon a Change in Control (unless immediately following such

Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;
(5)	Additional Matching Units. Executive may satisfy any tax withholding obligation with respect to the Additional Matching Units (as defined below) by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Additional Matching Units or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Additional Matching Units until February 1, 2017, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;
(6)	2010 Long-Term Performance Units. Executive may satisfy any tax withholding obligation with respect to the 2010 Long-Term Performance Units (as defined below) by having Shares withheld by the Company that would otherwise be distributed upon settlement of the 2010 Long-Term Performance Units or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the 2010 Long-Term Performance Units until February 1, 2017 or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason; and
(7)	Permitted Transfers of Shares and Net Shares. Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares in respect of Outstanding Equity Awards, Executive is permitted to transfer Shares in respect of Outstanding Equity Awards without penalty under the following circumstances: Executive may contribute Shares and Net Shares to a limited partnership where all partners are members of Executive’s family (“Family Limited Partnership”) or Grantor Retained Annuity Trust (“GRAT”) or like-vehicle, provided that the Family Limited Partnership, GRAT or like-vehicle (x) does not allow the Shares and Net Shares to be surrendered, sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such Shares or Net Shares, and (y) in the case of a GRAT, Executive shall at all times remain the trustee of the GRAT, and (z) in the case of a Family Limited Partnership or such like vehicle Executive retains “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act (as defined below)) of such Shares or Net Shares. In addition, Executive shall be permitted to sell such number of Shares that he owns outright as will permit him to transfer or fund a trust fund or similar account for the benefit of his children having an aggregate after-tax initial principal amount of $20,000,000. Prior to the commencement of any such sale, transfer or the establishment of such trust or other account, Executive and the Company shall mutually agree upon the timing and method of the sale, transfer and the trust establishment. In the event that there shall occur any recapitalization, merger, reorganization, stock split, stock dividend or similar transaction affecting the Company’s capital stock, the term Net Shares (or any similar term used in this Agreement) shall include any shares of stock of the Company, any successor in interest to the Company or any direct or indirect parent of the Company into which the Shares are otherwise converted in connection with such transaction.
(c)	Outstanding Equity Award Definitions. For purposes of this Agreement:

(1)	Option shall mean the ten-year time-vested non-qualified stock option granted to Executive on February 1, 2008 to acquire 1,024,591 shares of Valeant stock at an exercise price of $12.19 per share.
(2)	Performance Share Units shall mean the 407,498 performance-based restricted share units in respect of Valeant stock, granted to Executive on February 1, 2008.
(3)	Matching Share Units shall mean the 300,359 restricted share units in respect of Valeant stock, granted to Executive on February 1, 2008.
(4)	Annual Bonus Share Units shall mean the 81,500 restricted share units in respect of Valeant stock, granted to Executive on February 1, 2008.
(5)	2008 RSU Grant shall mean the 163,000 restricted share units in respect of Valeant stock, granted to Executive on February 1, 2008.
(6)	2009 Option shall mean the time-vested non-qualified stock option granted to Executive on December 1, 2009 to acquire 500,000 shares of Valeant stock at an exercise price of $37.41 per share.
(7)	Long-Term Performance Units shall mean the 173,750 performance-based restricted share units in respect of Valeant stock, granted to Executive on December 1, 2009.
(8)	Additional Matching Units shall mean the 200,581 restricted share units in respect of Valeant stock, granted to Executive on December 1, 2009.
(9)	2010 Long-Term Performance Units shall mean the 486,114 performance-based restricted share units in respect of the Company’s shares, granted to Executive on October 4, 2010.
References to any of the foregoing Outstanding Equity Awards which were granted prior to the Merger shall refer to such awards as adjusted pursuant to the Merger Agreement, including the conversion of any such award into an award relating to Shares following the Merger. For purposes hereof, references to any Outstanding Equity Awards shall also reflect any equitable adjustments made to such awards following the Merger.
5.	New Equity Awards.
(a)	2011 Long-Term Performance Units. As soon as practicable after the Effective Date and subject to shareholder approval of the 2011 Incentive Plan, the Board or Committee will take such action as to grant to Executive 120,000 performance-based restricted share units (the “2011 Long-Term Performance Units”) under the 2011 Incentive Plan (the date on which such grant is made is hereinafter referred to as “Equity Grant Date”). The 2011 Long-Term Performance Units shall vest as follows, provided that, except as otherwise specifically set forth in Section 9 of this Agreement, Executive is employed by the Company on such vesting date:
(1)	Single Vesting Share Price.
If on the date that is three months prior to the Measurement Date (defined below), the Adjusted Share Price (as defined below) equals the Single Vesting Share Price (as defined below), Executive shall vest in 25% of the Shares subject to the 2011 Long-Term Performance Units.
If on the Measurement Date, the Adjusted Share Price equals the Single Vesting Share Price, Executive shall vest in an additional 50% of the Shares subject to the 2011 Long-Term Performance Units.

If on the date that is three months following the Measurement Date, the Adjusted Share Price equals the Single Vesting Share Price, Executive shall vest in an additional 25% of the Shares subject to the 2011 Long-Term Performance Units.
(2)	Double Share Vesting Price.
If on the date that is three months prior to the Measurement Date, the Adjusted Share Price equals the Double Vesting Share Price (as defined below), Executive shall vest in 50% of the Shares subject to the 2011 Long-Term Performance Units.
If on the Measurement Date, the Adjusted Share Price equals the Double Vesting Share Price, Executive shall vest in an additional 100% of the Shares subject to the 2011 Long-Term Performance Units.
If on the date that is three months following the Measurement Date, the Adjusted Share Price equals the Double Vesting Share Price, Executive shall vest in an additional 50% of the Shares subject to the 2011 Long-Term Performance Units.
(3)	Triple Vesting Share Price.
If on the date that is three months prior to the Measurement Date, the Adjusted Share Price equals the Triple Vesting Share Price (as defined below), Executive shall vest in 75% of the Shares subject to the 2011 Long-Term Performance Units.
If on the Measurement Date, the Adjusted Share Price equals the Triple Vesting Share Price, Executive shall vest in an additional 150% of the Shares subject to the 2011 Long-Term Performance Units.
If on the date that is three months following the Measurement Date, the Adjusted Share Price equals the Triple Vesting Share Price, Executive shall vest in an additional 75% of the Shares subject to the 2011 Long-Term Performance Units.
(4)	Quadruple Vesting Share Price.
If on the date that is three months prior to the Measurement Date, the Adjusted Share Price equals the Quadruple Vesting Share Price (as defined below), Executive shall vest in 100% of the Shares subject to the 2011 Long-Term Performance Units.
If on the Measurement Date, the Adjusted Share Price equals the Quadruple Vesting Share Price, Executive shall vest in an additional 200% of the Shares subject to the 2011 Long-Term Performance Units.
If on the date that is three months following the Measurement Date, the Adjusted Share Price equals the Quadruple Vesting Share Price, Executive shall vest in an additional 100% of the Shares subject to the 2011 Long-Term Performance Units.
(5)	Additional Vesting. Any Shares that could have been vested under any of clauses (1), (2), (3) or (4) above that do not become vested on the date that is three months prior to the Measurement Date, on the Measurement Date or on the date that is three months following the Measurement Date, may become vested on the one-year anniversary of the date that is three months prior to the Measurement Date, the Measurement Date or the date that is three months after the Measurement Date, respectively, based upon the Adjusted Share Price on the applicable measurement date, provided that Executive remains employed by the Company through the applicable vesting date.
(6)	Accelerated Vesting

Notwithstanding the foregoing vesting provisions, if on any date between the Equity Grant Date and the Measurement Date, the Per Share Price on such date:
(A)	exceeds $120.31, then Executive will become vested in 120,000 of the Shares that could have been earned under clause (1) above, to the extent not previously vested;
(B)	exceeds $166.94, then Executive will become vested in the additional 120,000 of the Share that could have been earned under clause (2) above, to the extent not previously vested;
(C)	exceeds $224.30, then Executive will become vested in the additional 120,000 Shares that could have been earned under clause (3) above, to the extent not previously vested;
(D)	exceeds $293.48, then Executive will become vested in the additional 120,000 Shares that could have been earned under clause (4) above, to the extent not previously vest provided, that the vesting that takes place pursuant to this clause (6) if the Per Share Price target is achieved shall only take place the first time such Price Per Share target is achieved on such vesting date, there is no interpolation of vesting pursuant to this clause (6), and to vest in any of the Units pursuant to this clause (6) the Executive must remain employed by the Company on the applicable vesting date.
(7)	Interpolation. If the Adjusted Share Price on a measurement date set forth in clauses (1), (2), (3) and (4) is between the Single Vesting Share Price and the Double Vesting Share Price, the Double Vesting Share Price and the Triple Vesting Share Price or the Triple Vesting Share Price and the Quadruple Vesting Share Price, Participant shall vest in a number of Units that is the mathematical linear interpolation between the number of Units which would vest at defined ends of the applicable spectrum.
(8)	Forfeiture. Any 2011 Long-Term Performance Units that are not vested on the one-year anniversary of the date that is three months following the Measurement Date shall be immediately forfeited.
(9)	Subject to clause (10) below, the Company will deliver to Executive a number of Shares equal to the number of 2011 Long-Term Performance Units that become vested pursuant to this Section 5(a) on the date that is the earlier of February 1, 2019 and Executive’s termination of employment (or, if required by Section 11 of this Agreement, the date that is six months and one day following Executive’s termination of employment).
(10)	Executive may satisfy any tax withholding obligation with respect to the 2011 Long-Term Performance Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the 2011 Long-Term Performance Units or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any 2011 Net Shares (as defined below) acquired upon settlement of the 2011 Long-Term Performance Units until February 1, 2017 or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason. For purposes of this Section 5(a), “2011 Net Shares” shall mean the net number of Shares acquired by Executive upon settlement of the 2011 Long-Term Performance Units after subtracting any such Shares sold or withheld by the Company in payment of tax withholding obligations applicable to such settlement. Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares, Executive is permitted to transfer Shares and 2011 Net Shares without penalty under the circumstances described in Section 4(b)(7) hereof.
(11)	“Adjusted Share Price” means the sum of (x) the average of the closing prices of the Shares during the 20 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately following trading day) (“Average Share Price”); and (y) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a Share after the Equity Grant Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the Shares on such dividend payment date. The Adjusted Share Price and the Average Share Price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.
(12)	“Single Vesting Share Price,” “Double Vesting Share Price” “Triple Vesting Share Price” and “Quadruple Vesting Share Price” mean the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30%, 45% and 60%, respectively, as measured from a base price of $54.76 over a measurement period from the Commencement Date to the last trading day of the period used to calculate the Adjusted Share Price. Such base price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.
(13)	“Per Share Price” as of any date, means the average of the closing prices of the Shares during 20 consecutive trading days, ending on such date.
(14)	“Commencement Date” means the date that is the earlier of (i) the common shares of the Company reaching a value of $54.76 (based on the Per Share Price) or (ii) February 1, 2014.
(15)	“Measurement Date” means the date that is three years from the Commencement Date.
(16)	The Company shall enter into a restricted share unit award agreement with Executive for the above grant of 2011 Long-Term Performance Units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of performance-based restricted share unit award agreement for executives.
(b)	2011 Option.
(1)	As soon as practicable following the Effective Date (consistent with Company policy regarding the timing of option grants), and subject to shareholder approval of the 2011 Incentive Plan, the Board or Committee will take such action as to grant Executive an option to acquire 500,000 Shares with an exercise price equal to the greater of (i) $54.76 and (ii) the fair market value of the Company’s common stock on the date of grant, such fair market value to be determined in accordance with the 2011 Incentive Plan (the “2011 Option”). The 2011 Option shall have a term as prescribed by the Board or Committee and consistent with the terms of the 2011 Incentive Plan, and shall otherwise be subject to terms and conditions consistent with the terms and conditions applicable to the 2009 Option currently held by Executive; provided, however that, except as contemplated by Section 10(c)(i) herein, the 2011 Option shall not vest solely by reason of an occurrence of a Change in Control.
(2)	Executive shall not be permitted to surrender Shares to the Company as payment for the exercise price of the 2011 Option. Executive may satisfy any tax withholding obligation with respect to the 2011 Option by having Shares withheld by the Company that would otherwise be issued upon exercise of the 2011 Option or having such Shares sold through a broker-assisted cashless exercise provision. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of the Option Net Shares (as defined below) acquired upon exercise of the 2011 Option until February 1, 2017, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason. For purposes of this section 5(b), “Option Net Shares” shall mean the net number of Shares acquired by Executive upon exercise of the 2011 Option after subtracting any such Shares sold or withheld by the Company in payment of tax withholding obligations applicable to such exercise. Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Option Net Shares, Executive is permitted to transfer Shares and Option Net Shares without penalty under the circumstances described in Section 4(b)(7) hereof.
(3)	The Company shall enter into an option award agreement with Executive for the above grant of the 2011 Option, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of option award agreement for executives.
(c)	Ongoing Grants. Executive shall be eligible to receive, solely in the discretion of the Board or the Committee, additional annual equity grants during the Employment Term.
6.	Other Benefits.
(a)	Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.
(b)	Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to comparable executive employees of the Company including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans in accordance with the terms of the plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.
(c)	Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company to its senior executives. In addition, during the Employment Term, the Company shall provide Executive with (or reimburse Executive for the cost of) life insurance in the face amount of $10,000,000, subject to Executive’s insurability and Executive taking steps reasonably requested by the Company to obtain such insurance, if required.
(d)	Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by him in connection with the performance of his duties hereunder. Such reimbursement shall in no event occur later than March 15 of the year following the year in which the expenses were incurred.
(e)	Office and Facilities. Executive shall be provided with an appropriate permanent office and with such permanent secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following:
(1)	Executive shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for senior executives of the Company, which shall in no event be less than four weeks per year;
(2)	in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as it may in its discretion determine; and
(3)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
(g)	Travel Expenses. In the event that Executive shall travel for business purposes on a Company provided aircraft, Executive’s immediate family members may travel with him (to the extent space is available). When, for the Company’s convenience, Executive is required to be away from his principal location of employment, the Company shall permit reasonable and limited use of the Company aircraft by such family members to travel to join Executive. In either such case, such travel shall be provided at no expense to Executive, and the Company shall reimburse Executive for any taxes incurred in respect of such family travel and any payment made to compensate for such taxes. Subject to availability, Executive shall also be able to use the Company aircraft for personal travels at his own expense.
7.	Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code.
(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.
(b)	Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, subject to the payment by the Company to Executive of the benefits provided in Section 9(b) hereof. For purposes of this Agreement, “Disability” shall mean Executive’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety (90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company or Executive, as reasonably agreed upon by the Company and Executive. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.
(c)	Cause. The Company may terminate Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 8 below) and as evidenced by a resolution adopted in good faith by a majority of the independent members of the Board (excluding Executive), subject to the payment by the Company to Executive of the benefits provided in Section 9(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by Executive to perform his duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by Executive of any material covenants to the Company. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by Executive in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend, with pay, Executive upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.
(d)	Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 8 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in either Section 9(c) or Section 9(d) hereof, as may be applicable.
(e)	Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in either Section 9(c) or 9(d) hereof, as may be applicable. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (1) through (3) hereof which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.
(1)	Diminution of Responsibility. (A) Any material reduction in his duties or responsibilities as Chief Executive Officer as in effect immediately prior thereto, (B) removal of Executive from the position of Chief Executive Officer of the Company, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason; or (C) removal of Executive from the position of Chairman of the Board, except to the extent that Executive is not permitted by applicable law or stock exchange rules to serve as such; or
(2)	Compensation Reduction. Any reduction in Executive’s Base Salary (other than a reduction permitted under Section 3(a)) or target bonus opportunity; or
(3)	Company Breach. Any other material breach by the Company of any material provision of this Agreement.
(f)	Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company to Executive of the benefits provided in Section 9(a) hereof through the last day of such notice period.

8.	Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).
9.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:
(a)	Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:
(1)	any accrued and unpaid Base Salary;
(2)	reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;
(3)	any accrued and unpaid vacation pay;
(4)	any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;
(5)	equity and incentive awards, to the extent previously vested, shall be paid or delivered to Executive in accordance with the terms of such awards; and
(6)	any amount or benefit as provided under any benefit plan or program (the foregoing items in Sections 9(a)(1) through 9(a)(5) being collectively referred to as the “Accrued Compensation”).
(b)	Termination by the Company for Disability or By Reason of Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and, Executive shall be entitled to the following benefits:
(1)	The Company shall pay to Executive within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date;
(2)	The Company shall deliver to Executive, on the date that is six months and one day following Executive’s termination date (or, if sooner, Executive’s death), Shares in respect of the Annual Bonus Share Units and the 2008 RSU Grant;
(3)	The Company shall deliver to Executive, as soon as practicable (but in no event more than sixty (60) days) following Executive’s termination date, Shares in respect of the Matching Share Units;
(4)	The Option shall vest in full and remain exercisable for one year following Executive’s termination date (but in no event beyond the expiration of the Option term);

(5)	The 2009 Option and 2011 Option shall vest in full and remain exercisable for one year following Executive’s termination date (but in no event beyond the expiration of the respective terms of such options);
(6)	If not previously vested or forfeited in accordance with its terms, the performance measures applicable to each of the Performance Share Units, the Long-Term Performance Share Units, the 2010 Long-Term Performance Units and the 2011 Long-Term Performance Units, will be applied as though the termination date were the end of the measurement period (but in the case of the Long-Term Performance Share Units and the 2011 Long-Term Performance Units, in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards (provided that no pro ration shall be applied to Performance Share Units or Long-Term Performance Share Units). The Company shall deliver Shares in respect of vested units in respect of each such award (including previously vested units that have not been delivered), if any, and cash in respect of Performance Share Units, as provided in the Merger Agreement, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units in respect of such awards unvested as of the termination date shall be forfeited; and
(7)	The Company shall deliver Shares in respect of vested Additional Matching Units that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all Additional Matching Units unvested as of the termination date shall be forfeited.
(c)	Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by the Executive for Good Reason, either prior to a Change in Control or more than twelve (12) months following a Change in Control, then, subject to Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(c).
(1)	The Company shall pay to Executive any Accrued Compensation through the end of the notice period provided for in Section 7(e) hereof;
(2)	The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;
(3)	The Company shall pay to Executive a bonus or incentive award in respect of the fiscal year in which Executive’s termination date occurs, as though he had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the bonus or incentive award that Executive would have been entitled to receive (x) based on actual achievement against the stated performance objectives through the date of termination or (y) assuming that the applicable performance objectives for such year were achieved at “target”, whichever is less, and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365. Any bonus or incentive award payable to Executive under this subsection (3) shall be paid in the calendar year commencing immediately following the date of his termination of employment, but in no event later than March 15 of such following year;
(4)	The Company shall pay Executive as severance pay, in lieu of any further compensation for the periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), equal to the sum of (A) two (2) times Executive’s Base Salary, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason and (B) $3.0 million;
(5)	The Company shall provide Executive self-insured coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;
(6)	The Company shall deliver to Executive, on the date that is six months and one day following Executive’s termination date, Shares in respect of the Annual Bonus Share Units, the 2008 RSU Grant and, if applicable, any Resulting RSUs issued pursuant to Section 10(e);
(7)	The Option, the 2009 Option and the 2011 Option shall become fully vested and Executive shall have three months following the termination date to exercise vested the Option, 2009 Option and 2011 Option (but in no event beyond the expiration of the respective terms of such options);
(8)	If not previously vested or forfeited in accordance with its terms, the performance measures applicable to each of the Performance Share Units and the Long-Term Performance Share Units will be applied as though the termination date were the end of the measurement period (but in the case of the Long-Term Performance Share Units, in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards (provided that no pro ration shall be applied). The Company shall deliver Shares in respect of vested units in respect of each such award (including previously vested units that have not been delivered), if any, and cash in respect of Performance Share Units, as provided in the Merger Agreement, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units in respect of such awards unvested as of the termination date shall be forfeited;
(9)	With respect to the 2010 Long-Term Performance Units and the 2011 Long-Term Performance Units, if not previously vested or forfeited in accordance with its terms or previously converted into Resulting RSUs pursuant to Section 10(e), the performance measures applicable to any unvested units will be applied as though the termination date were the end of the measurement period (but in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards; provided, however, that in the event Executive is entitled to benefits pursuant to this Section, only a pro rata portion of such calculated units will vest upon termination based on either (i) for the 2010 Long-Term Performance Units, the number of completed months elapsed from February 1, 2011 to the date of termination divided by 36 months or (ii) for the 2011 Long-Term Performance Units, the number of completed months elapsed from the Equity Grant Date to the date of termination divided by 36 months. The Company shall deliver Shares in respect of vested units (including previously vested units that have not been delivered), if any, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units as of the termination date shall be forfeited;
(10)	The Company shall deliver Shares in respect of vested Additional Matching Units that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all other Additional Matching Units as of the termination date shall be forfeited; and
(11)	The Company shall deliver shares in respect of vested Matching Units that have not been delivered, if any, as soon as practicable following the Executive’s termination date (subject to any delay required by Section 11) any Matching Units scheduled to vest on such date shall vest on Executive’s termination date, and all other Matching Units as of the termination date shall be forfeited.
(d)	Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control (as defined in Section 10 below), then in lieu of the amounts due under Section 9(c) above and subject to the requirements of Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(d).
(1)	The Company shall pay Executive any Accrued Compensation through the end of the notice period provided for in Section 7(e) hereof;
(2)	The Company shall pay Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;
(3)	The Company shall pay to Executive an amount equal to the bonus or incentive award that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had he continued in employment until the end of such fiscal year, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), calculated as if all performance targets and goals (if applicable) had been fully met at the “target” level by the Company and by Executive, as applicable, for such fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365;
(4)	The Company shall pay Executive as severance pay and in lieu of any further Base Salary for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), equal to three (3) times the sum of (A) Executive’s Base Salary as in effect immediately prior to the Change in Control or immediately prior to the termination date, whichever is greater, and (B) the Target Bonus;
(5)	The Company shall provide Executive with self-insured coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;
(6)	Annual Bonus Share Units and the 2008 RSU Grant shall be payable, in the Company’s discretion, in either cash or in shares of the acquiring entity, on the date that is six months and one day following Executive’s termination date. Notwithstanding the above, the Annual Bonus Share Units and the 2008 RSU Grant shall be payable in shares of the acquiring entity only if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such shares are payable;
(7)	If the Option and the Matching Share Units are not cancelled in connection with a Change in Control in exchange for a cash payment (as set forth in Section 10), each outstanding Option and Matching Share Unit will vest, the Option will remain exercisable for one year following the termination date (but not beyond the Option term), and each Matching Share Unit will be settled as soon as practicable (but in no event more than sixty (60) days) following the termination date;
(8)	The 2009 Option and the 2011 Option shall become fully vested and, if not cancelled in connection with a Change in Control in exchange for a cash payment (as set forth in Section 10), then the 2009 Option and the 2011 Option will remain exercisable for one year following the termination date (but in no event beyond the term of the 2009 Option and the 2011 Option);
(9)	The Company shall deliver Shares in respect of vested Additional Matching Units that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all other Additional Matching Units as of the termination date shall be forfeited;

(10)	If not previously vested or forfeited in accordance with its terms, the performance measures applicable to each of the Performance Share Units and the Long-Term Performance Share Units will be applied as though the termination date were the end of the measurement period (but in the case of the Long-Term Performance Share Units, in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards (provided that no pro ration shall be applied). The Company shall deliver Shares in respect of vested units in respect of each such award (including previously vested units that have not been delivered), if any, and cash in respect of Performance Share Units, as provided in the Merger Agreement, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units in respect of such awards unvested as of the termination date shall be forfeited;

(11)	With respect to the 2010 Long-Term Performance Units, if not previously vested or forfeited in accordance with its terms, the performance measures applicable to any unvested units will be applied as though the termination date were the end of the measurement period (but in no event shall the measurement period be less than one year), and the units will vest in a manner consistent with its vesting provisions; provided, however, that in the event Executive is entitled to benefits pursuant to this Section, only a pro rata portion of such calculated units will vest upon termination based on the number of completed months elapsed from February 1, 2011 to the date of termination divided by 36 months. The Company shall deliver Shares in respect of vested units (including previously vested units that have not been delivered), if any, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other 2010 Long-Term Performance Units unvested as of the termination date shall be forfeited; and

(12)	The 2011 Long-Term Performance Units shall be treated in accordance with the provisions of Section 10(e);

(13)	Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
10.	Change in Control.
(a)	For purposes of this Agreement, a “Change in Control” shall mean any of the following events, but shall not include the Merger:
(1)	the date any one person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or more than one person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)) acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons (other than from the Company), ownership of stock of the Company possessing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(2)	the date a majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;

(3)	the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

(4)	the consummation of the sale of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 10, solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. Also, a Change in Control shall not be deemed to occur pursuant to this Section 10 if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations.
(b)	Upon the occurrence of a Change in Control, at the election of the Company, the Options and the Matching Share Units shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus, in the case of Options, the applicable exercise price per share) or, (ii) converted into options or units, as applicable, in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(c)	Upon the occurrence of a Change in Control, all outstanding 2009 Options and 2011 Options shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus the applicable exercise price per share) or, (ii) converted into options in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(d)	Upon the occurrence of a Change in Control, any Additional Matching Units that had vested, but had not been delivered, prior to the Change in Control shall, at the election of the Company, either be (i) delivered as Shares, or (ii) cancelled in exchange for a cash payment for the vested Additional Matching Units based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs, or (iii) delivered as shares of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (iii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(e)	Upon the occurrence of a Change in Control, the 2011 Long-Term Performance Units will be converted into a number of time-based restricted stock units (the “Resulting RSUs”) determined by applying the performance measures applicable to the 2011 Long-Term Performance Units as though the Adjusted Share Price equaled the sum of (i) fair market value of the Company common shares on the date of the Change in Control and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a common share after the Commencement Date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common shares on such dividend payment date. The number of Resulting RSUs shall be equal to the number of 2011

Long-Term Performance Units that would have vested based on the Annual Compound TSR determined through the Change in Control. Notwithstanding the immediately preceding sentence, if a Change in Control occurs prior to one year after the Commencement Date, the measurement date will still be the date of Change in Control, but the Annual Compound TSR will be determined based on an assumed measurement period of one year. The Resulting RSUs will vest on the Measurement Date, subject to Executive’s continued employment; provided that in the event of an involuntary termination of Executive’s employment by the Company without Cause or by Executive with Good Reason within the twelve (12) months following a Change in Control, the vesting and payment of such Resulting RSUs will be accelerated to the date of termination. Any Performance Share Units that did not become Resulting RSUs shall be forfeited on the Change in Control. Any Resulting RSUs that did not become vested prior to Executive’s termination of employment for a reason set forth in this clause (e) or that do not become vested as a result of this clause (e) shall be forfeited immediately following the date of Executive’s termination of employment.
11.	Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12.	Records and Confidential Data.
(a)	Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

(b)	Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

(c)	Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to each of the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 12(c).

(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to (i) information which is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information which is required to be disclosed by law or legal process.

(e)	Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.
13.	Covenant Not to Solicit and Not to Compete.
(a)	Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of twelve (12) months after Executive’s cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 13(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)	Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, Executive agrees, during the term of this Agreement and for a period of twelve (12) months after Executive’s cessation of employment with the Company during the Employment Term pursuant to Section 7(c) or 7(f) hereof, not to engage in Prohibited Activities (as defined below). For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly) prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology or hepatology; provided, that Prohibited Activities shall not mean Executive’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities. Executive agrees that the covenants contained in this Section 13(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

(c)	It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 13 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 13 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(d)	Executive’s obligations under this Section 13 shall survive the termination of the Employment Term.
14.	Remedies for Breach of Obligations under Sections 12 or 13 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 12 or 13 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 12 or 13 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

15.	Miscellaneous.
(a)	Successors and Assigns.
(1)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. The term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(2)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)	Fees and Expenses. The Company shall pay all reasonable legal and financial advisory fees and related expenses, up to a maximum amount of $50,000 in the aggregate, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Executive shall be directed to the Executive at his primary home address with a copy sent by overnight delivery to Lawrence Cagney, Debevoise & Plimpton, 919 3rd Avenue, New York, NY 10022; and provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)	Indemnity Agreement. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by applicable law, as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term.

(e)	Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)	Release of Claims. The termination benefits described in Sections 9(c) and 9(d) of this Agreement shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims in the form of Exhibit A hereto within twenty-one days following Executive’s termination date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(d) of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g)	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

(h)	Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 15(h) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of

Executive’s obligations under Sections 12 or 13 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in or around Morristown, New Jersey unless otherwise mutually agreed. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in his sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive).

(i)	Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between the Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(j)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(k)	No Conflicts. Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

(l)	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Existing Agreement (except as provided herein).
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          IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
By:	/s/ Robert Power
Title: Board Director
Chair Compensation Committee

By:	/s/ Robert Chai-Onn
Title: Corporate Secretary

EXECUTIVE
By:	/s/ J. Michael Pearson
Name: J. MICHAEL PEARSON

EXHIBIT A
FORM OF RELEASE AGREEMENT
          THIS RELEASE AGREEMENT (the “Release”) is made as of this [ ] day of , [ ], 201_, by and between J. Michael Pearson (“Executive”) and Valeant Pharmaceuticals International, Inc. (the “Company”).
          FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company entered into on [DATE], 2011, (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed, under the Section [9(c)][ 9(d)] of the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or pursuant to the Employment Agreement; (c) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (d) Executive’s ability to bring appropriate proceedings to enforce the Release, or (e) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.
          Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: _____________________. The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.
          Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

          It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied. The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release. The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
          The Release shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
          IN WITNESS WHEREOF, Executive AND the Company have executed the Release as of the date and year first written above.

[EXECUTIVE]	VALEANT PHARMACEUTICALS INTERNATIONAL, INC.